GERALD A. KORIS
Attorney At Law
2717 Bottlebrush Drive
Los Angeles, CA  90077
(310) 475-2475


                                   May 9, 1994


International Rectifier Corporation
233 Kansas Street
El Segundo, CA  90245

Ladies and Gentlemen:

At your request, I have examined the Registration Statement prepared to be filed by International Rectifier Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933 relating to 1,000,000 shares of the Common Stock of the Company, $1 par value (the "Common Stock") to be issued and sold in accordance with the Company's 1984 Stock Participation Plan (Amended) (the "Plan").

I have examined the Plan to be used in connection with the sale of Common Stock under the Plan, and have examined the proceedings taken by the Company in connection with the adoption of the Plan.

Based upon the foregoing examinations, I am of the opinion that:

(i)  the Plan has been duly and validly adopted by the Company;
and

(ii) the shares of Common Stock, when issued and sold in accordance with the Plan, will constitute legally and validly issued, fully paid, and non-assessable shares of the Company.

I consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                   Respectfully submitted,


                                   /s/ Gerald A. Koris
                                   Gerald A. Koris
GAK/kf